Exhibit 99.1

ARCH CAPITAL GROUP LTD.

Earnings Release Supplement

As of March 31, 2012

Wessex House, 5th Floor 45 Reid Street Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax

PRESS RELEASE	CONTACT:
NASDAQ Symbol ACGL	John C.R. Hele
For Immediate Release	Executive Vice President and Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2012 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, April 25, 2012 — Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2012 first quarter was $157.8 million, or $1.14 per share, compared to $19.0 million, or $0.14 per share, for the 2011 first quarter. The Company also reported after-tax operating income available to common shareholders of $113.7 million, or $0.82 per share, for the 2012 first quarter, compared to $7.6 million, or $0.06 per share, for the 2011 first quarter. All earnings per share amounts discussed in this release are on a diluted basis.

The Company’s book value per common share was $33.33 at March 31, 2012, a 4.9% increase from $31.76 per share at December 31, 2011. The Company’s after-tax operating income available to common shareholders represented a 10.4% annualized return on average common equity for the 2012 first quarter, compared to 0.7% for the 2011 first quarter. After-tax operating income available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See page 7 for a further discussion of after-tax operating income available to common shareholders and Regulation G.

The Company’s 2012 first quarter results included losses for current year catastrophic events of $23.0 million, net of reinsurance and reinstatement premiums, primarily related to U.S. storm activity. Such amounts compared to $178.7 million recorded in the 2011 first quarter which resulted from the Japanese earthquake and tsunami, New Zealand earthquake and other events. In addition, the Company recorded $19.6 million of losses, net of reinsurance and reinstatement premiums, for the January 2012 Costa Concordia marine event. The Company’s estimates for the 2012 events are based on currently available information derived from modeling techniques, industry assessments of exposure, preliminary claims information obtained from the Company’s clients and brokers to date and a review of in-force contracts. The Company’s actual losses from these events may vary materially from the estimates due to the inherent uncertainties in making such determinations resulting from several factors, including the preliminary nature of available information, the potential inaccuracies and inadequacies in the data provided by clients and brokers, the modeling techniques and the application of such techniques, the contingent nature of business interruption exposures, the effects of any resultant demand surge on claims activity and attendant coverage issues. In addition, actual losses may increase if the Company’s reinsurers fail to meet their obligations to the Company or the reinsurance protections purchased by the Company are exhausted or are otherwise unavailable.

The following table summarizes the Company’s underwriting results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2012	2011

Gross premiums written	$1,066,656	$964,566
Net premiums written	863,611	764,278
Net premiums earned	680,312	633,695
Underwriting income (loss)	67,193	(63,980)

Combined ratio (1)	90.1%	110.0%

(1)          The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

The following table summarizes, on an after-tax basis, the Company’s consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2012	2011

After-tax operating income available to common shareholders	$113,660	$7,576
Net realized gains, net of tax	40,873	21,585
Net impairment losses recognized in earnings, net of tax	(1,023)	(2,680)
Equity in net income of investment funds accounted for using the equity method, net of tax	24,826	29,673
Net foreign exchange losses, net of tax	(20,541)	(37,142)
Net income available to common shareholders	$157,795	$19,012

Diluted per common share results:
After-tax operating income available to common shareholders	$0.82	$0.06
Net realized gains, net of tax	0.30	0.15
Net impairment losses recognized in earnings, net of tax	(0.01)	(0.02)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.18	0.21
Net foreign exchange losses, net of tax	(0.15)	(0.26)
Net income available to common shareholders	$1.14	$0.14

Weighted average common shares and common share equivalents outstanding — diluted	137,814,906	140,460,516

Effective January 1, 2012, the Company adopted new accounting guidance concerning the accounting for costs associated with acquiring or renewing insurance contracts. This guidance was adopted retrospectively and has been applied to all prior period financial information in this release and accompanying financial supplement. The adoption of the new accounting guidance reduced the Company’s shareholders’ equity at December 31, 2011 by $36.4 million, or $0.27 per share.

For the 2012 first quarter, the combined ratio of the Company’s insurance and reinsurance subsidiaries consisted of a loss ratio of 58.1% and an underwriting expense ratio of 32.0%, compared to a loss ratio of 77.9% and an underwriting expense ratio of 32.1% for the 2011 first quarter. For a discussion of underwriting activities and a review of the Company’s results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The Company’s investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the investment portfolio was 2.75 years at March 31, 2012, compared to 2.99 years at December 31, 2011. Including the effects of foreign exchange, total return on the Company’s investment portfolio, calculated on a pre-tax basis and before investment expenses, was approximately 1.87% for the 2012 first quarter, compared to 1.50% for the 2011 first quarter. Excluding the effects of foreign exchange, total return was 1.60% for the 2012 first quarter, compared to 1.14% for the 2011 first quarter.

Net investment income for the 2012 first quarter was $74.3 million, or $0.54 per share, compared to $88.3 million, or $0.63 per share, for the 2011 first quarter. The pre-tax investment income yield was 2.52% for the 2012 first quarter, compared to 2.72% for the 2011 fourth quarter and 3.06% for the 2011 first quarter. The decline in the 2012 first quarter yield reflects the effects of lower prevailing interest rates available in the market and our investment focus which puts a priority on total return.

The Company recorded $24.8 million of equity in net income related to investment funds accounted for using the equity method in the 2012 first quarter, compared to $29.7 million for the 2011 first quarter. The Company’s income in the 2012 first quarter resulted, in part, from positive returns on two funds, one credit fund that invests in a portfolio of loans and another public-private investment fund (“PPIF”) that invests in high quality U.S. residential and commercial mortgages. In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). Such investments are recorded on a lag of up to three months based on the availability of reports from the investment funds.

Consolidated cash flow provided by operating activities for the 2012 first quarter was $144.8 million, compared to $224.6 million for the 2011 first quarter. The decrease in operating cash flows in the 2012 first quarter was due, in part, to a higher level of paid losses and a lower level of distributions related to interest and dividend income received during the period.

The Company recorded a loss of $8.6 million related to its investment in Aeolus LP in the 2012 first quarter. As of March 31, 2012, the carrying value of this investment (after taking into account the $83.1 million in cumulative cash distributions received) was $10.7 million with no unfunded capital commitments. Aeolus LP operates as an unrated reinsurance platform that provides collateralized property catastrophe protection to insurers and reinsurers on both an ultimate net loss and industry loss warranty basis. This investment is accounted for using the equity method on a three month lag basis based on the availability of their financial statements with changes in the carrying value recorded in “other income (loss).”

For the 2012 first quarter, the Company’s effective tax rate on income before income taxes was an expense of 1.1%, compared to a benefit of 2.2% for the 2011 first quarter. For the 2012 first quarter, the Company’s effective tax rate on pre-tax operating income was a benefit of 1.0%, compared to an expense of 0.8% for the 2011 first quarter. The Company’s effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. In addition, the Company’s Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $2.0 million of federal excise taxes for the 2012 first quarter, compared to $2.5 million for the 2011 first quarter. Such amounts are reflected as acquisition expenses in the Company’s consolidated statements of income.

Net foreign exchange losses for the 2012 first quarter were $20.7 million (net unrealized losses of $20.2 million and net realized losses of $0.5 million), compared to net foreign exchange losses for the 2011 first quarter of $36.9 million (net unrealized losses of $37.0 million and net realized gains of $0.1 million). The 2012 first quarter net foreign exchange losses primarily resulted from the weakening of the U.S. Dollar against the Euro, British Pound Sterling and other major foreign currencies during the period. Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Historically, the Company has held investments in foreign currencies which are intended to mitigate its exposure to foreign currency fluctuations in its net insurance liabilities. However, changes in the value of such investments due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. As a result of the current financial and economic environment as well as the potential for additional investment returns, the Company may not match a portion of its projected liabilities in foreign currencies with investments in the same currencies, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.

On April 2, 2012, the Company announced the closing of its underwritten public offering of $325 million of its 6.75% Series C preferred shares. The net proceeds from the offering of approximately $316 million and other available funds will be used to redeem all of the Company’s $200 million of 8.0% Series A preferred shares and $125 million of 7.875% Series B preferred shares on May 2, 2012. The lower dividend costs each year will save the Company approximately $3.9 million annually.

On April 10, 2012, the Company announced that it completed its acquisition of the credit and surety reinsurance operations of Ariel Reinsurance Company Ltd. (“Ariel Re”) based in Zurich, Switzerland. The former Ariel Re credit and surety team joined the Zurich branch office of Arch Reinsurance Europe Underwriting Limited. The Company will include the results of the acquired business in its results of operations beginning in the 2012 second quarter.

At March 31, 2012, the Company’s capital of $5.24 billion consisted of $300.0 million of senior notes, representing 5.7% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.9% of the total, $325.0 million of preferred shares, representing 6.2% of the total, and common shareholders’ equity of $4.51 billion, representing the balance. At December 31, 2011, the Company’s capital of $4.99 billion consisted of $300.0 million of senior notes, representing 6.0% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 2.0% of the total, $325.0 million of preferred shares, representing 6.5% of the total, and common shareholders’ equity of $4.3 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Thursday, April 26, 2012. A live webcast of this call will be available via the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on April 26 at 1:00 p.m. Eastern Time until May 3, 2012 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 11661368), and international callers should dial 617-801-6888 (passcode 11661368).

Please refer to the Company’s Financial Supplement dated March 31, 2012, which is posted on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly, including the Investor Relations — Events & Presentations section of the Company’s website at http://www.archcapgroup.bm/presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.24 billion in capital at March 31, 2012, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•                        the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•                        acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•                        the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;

•                        general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•                        competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•                        developments in the world’s financial and capital markets and the Company’s access to such markets;

•                        the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•                        the loss of key personnel;

•                       the integration of businesses the Company has acquired or may acquire into its existing operations;

•                        accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2012;

•                        greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•                        severity and/or frequency of losses;

•                        claims for natural or man-made catastrophic events in the Company’s insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•                        acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•                        availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•                        the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•                        the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•                        the Company’s investment performance, including legislative or regulatory developments that may adversely affect the market value of the Company’s investments;

•                        the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company’s investment portfolio as well as the uncertainty in the market generally;

•                        losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in our periodic reports filed with the SEC;

•                        changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;

•                        changes in the political environment of certain countries in which the Company operates or underwrites business;

•                        statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•                        the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses included in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the market value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses included in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

	March 31,	December 31,
(U.S. dollars in thousands, except share data)	2012	2011

Calculation of book value per common share:
Total shareholders’ equity	$4,839,456	$4,592,074
Less preferred shareholders’ equity	(325,000)	(325,000)
Common shareholders’ equity	$4,514,456	$4,267,074
Common shares outstanding, net of treasury shares (1)	135,441,687	134,358,345
Book value per common share	$33.33	$31.76

(1)        Excludes the effects of 7,502,048 and 8,706,441 stock options and 298,125 and 298,425 restricted stock units outstanding at March 31, 2012 and December 31, 2011, respectively.

Investment Information

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2012	2011

Components of net investment income:
Fixed maturities	$73,450	$85,144
Term loan investments (1)	2,299	151
Equity securities	1,664	1,547
Short-term investments	372	678
Other (2)	3,193	6,903
Gross investment income	80,978	94,423
Investment expenses	(6,681)	(6,116)
Net investment income	$74,297	$88,307
Per share	$0.54	$0.63

Investment income yield, at amortized cost (3):
Pre-tax	2.52%	3.06%
After-tax	2.40%	2.94%

Total return (4):
Including effects of foreign exchange	1.87%	1.50%
Excluding effects of foreign exchange	1.60%	1.14%

Cash flow from operations	$144,821	$224,580

(1)          Included in “investments accounted for using the fair value option” on the Company’s consolidated balance sheets.

(2)          The 2011 first quarter amount includes an initial dividend of $5.5 million received on an investment fund.

(3)          Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(4)          Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

	March 31,	December 31,
(U.S. dollars in thousands)	2012	2011

Investable assets:
Fixed maturities available for sale, at fair value	$9,221,145	$9,375,604
Fixed maturities, at fair value (1)	250,805	147,779
Fixed maturities pledged under securities lending agreements, at fair value (2)	50,813	56,393
Total fixed maturities	9,522,763	9,579,776
Short-term investments available for sale, at fair value	1,112,249	904,219
Cash	422,806	351,699
Equity securities available for sale, at fair value	318,181	299,584
Equity securities, at fair value (1)	52,766	87,403
Other investments available for sale, at fair value	357,992	238,111
Other investments, at fair value (1)	196,712	131,721
TALF investments, at fair value (3)	313,187	387,702
Investments accounted for using the equity method (4)	347,273	380,507
Securities sold but not yet purchased (5)	(18,831)	(27,178)
Securities transactions entered into but not settled at the balance sheet date	(121,435)	(17,339)
Total investable assets	$12,503,663	$12,316,205

Investment portfolio statistics (2):
Average effective duration (in years)	2.75	2.99
Average credit quality (Standard & Poor’s/Moody’s Investors Service)	AA/Aa2	AA/Aa1
Imbedded book yield (before investment expenses)	2.76%	2.98%

(1)          Represents securities which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company’s balance sheet. Changes in the carrying value of such securities are recorded in net realized gains or losses.

(2)          This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(3)          The Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”) provides secured financing for certain asset-backed securities and legacy commercial mortgage-backed securities. TALF financing is non-recourse to the Company, is collateralized by the purchased securities and provides financing for the purchase price of the securities, less a ‘haircut’ that varies based on the type of collateral. The Company can deliver the collateralized securities to the Federal Reserve in full defeasance of the loan.

(4)          Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investments funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(5)          Represents the Company’s obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company’s balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2012	2011

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$352,145	$338,250
Increase in unpaid losses and loss adjustment expenses	43,062	155,630
Total losses and loss adjustment expenses	$395,207	$493,880

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$4,067	$(15,552)
Reinsurance	(52,108)	(42,889)
Total	$(48,041)	$(58,441)

Impact on losses and loss adjustment expenses:
Insurance	$(465)	$(15,369)
Reinsurance	(52,805)	(43,357)
Total	$(53,270)	$(58,726)

Impact on acquisition expenses:
Insurance	$4,532	$(183)
Reinsurance	697	468
Total	$5,229	$285

Impact on combined ratio:
Insurance	0.9%	(3.8)%
Reinsurance	(21.8)%	(19.0)%
Total	(7.1)%	(9.2)%

Impact on loss ratio:
Insurance	(0.1)%	(3.8)%
Reinsurance	(22.1)%	(19.2)%
Total	(7.8)%	(9.3)%

Impact on acquisition expense ratio:
Insurance	1.0%	0.0%
Reinsurance	0.3%	0.2%
Total	0.7%	0.1%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$5,364	$41,206
Reinsurance	17,631	137,537
Total	$22,995	$178,743

Impact on combined ratio:
Insurance	1.2%	10.1%
Reinsurance	7.4%	60.8%
Total	3.4%	28.2%

(1)          Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company’s 2012 first quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated March 31, 2012 on the Company’s website at http://www.archcapgroup.bm/EarningsReleases.aspx.

Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$688,113	$634,583	8.4
Net premiums written	490,680	449,291	9.2
Net premiums earned	441,740	407,591	8.4
Underwriting loss	(8,134)	(25,398)	n/m

			% Point
			Change
Underwriting Ratios
Loss ratio	68.6%	73.0%	(4.4)
Acquisition expense ratio	16.6%	14.9%	1.7
Other operating expense ratio	16.6%	18.3%	(1.7)
Combined ratio	101.8%	106.2%	(4.4)

Catastrophic activity and prior year development:
Current accident year catastrophic events	1.2%	10.1%	(8.9)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	0.9%	(3.8)%	4.7
Combined ratio excluding such items	99.7%	99.9%	(0.2)

Gross premiums written by the insurance segment in the 2012 first quarter were 8.4% higher than in the 2011 first quarter with increases in professional liability, property, executive assurance and program business. The growth in professional liability premiums primarily reflected new business written in small and medium sized accounts in the U.K. while the increase in executive assurance business primarily resulted from small and medium sized accounts in the U.K. and the U.S. The increase in program business primarily reflected growth in existing accounts while the higher level of property business was primarily due to new business and rate increases on renewals. Net premiums written were 9.2% higher than in the 2011 first quarter, reflecting the increase in gross premiums written and changes in the mix of business, reinstatement premiums and reinsurance structure. Net premiums earned by the insurance segment in the 2012 first quarter were 8.4% higher than in the 2011 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2012 first quarter loss ratio reflected 1.2 points for current year catastrophic event activity, primarily related to U.S. storm activity, compared to 10.1 points in the 2011 first quarter, which was related to the Japanese earthquake and tsunami, New Zealand earthquake and other events. Estimated net favorable development, before related adjustments, reduced the loss ratio by 0.1 points in the 2012 first quarter, compared to 3.8 points in the 2011 first quarter. The level of large non-catastrophic loss activity was similar in both periods. The 2012 first quarter estimated net favorable development was primarily due to better than expected claims emergence in property and other short-tail lines. Such amounts were substantially offset by increases in specialty casualty and executive assurance reserves. Adverse development in specialty casualty reserves resulted from an increase in loss picks in earlier accident years in reaction to recent claims development while adverse development in executive assurance reserves was primarily due to a small number of international D&O claims.

The underwriting expense ratio was 33.2% in the 2012 first quarter, compared to 33.2% in the 2011 first quarter. The acquisition expense ratio was 16.6% in the 2012 first quarter, compared to 14.9% in the 2011 first quarter. The 2012 first quarter acquisition expense ratio included an increase of 1.0 points related to development in certain prior year loss reserves. The operating expense ratio benefited from the higher level of net premiums earned than in the 2011 first quarter.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2012	2011	% Change

Gross premiums written	$379,976	$331,013	14.8
Net premiums written	372,931	314,987	18.4
Net premiums earned	238,572	226,104	5.5
Underwriting income (loss)	75,327	(38,582)	n/m

			% Point
			Change
Underwriting Ratios
Loss ratio	38.6%	86.8%	(48.2)
Acquisition expense ratio	18.9%	20.9%	(2.0)
Other operating expense ratio	10.9%	9.4%	1.5
Combined ratio	68.4%	117.1%	(48.7)

Catastrophic activity and prior year development:
Current accident year catastrophic events	7.4%	60.8%	(53.4)
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(21.8)%	(19.0)%	(2.8)
Combined ratio excluding such items	82.8%	75.3%	7.5

Gross premiums written by the reinsurance segment in the 2012 first quarter were 14.8% higher than in the 2011 first quarter, primarily due to growth in other specialty, professional liability and property catastrophe lines. The higher level of other specialty business primarily resulted from U.K. motor writings while growth in professional liability reflected a small number of new accounts. Growth in property catastrophe business was primarily due to new business and reflects improving market conditions. Net premiums written by the reinsurance segment in the 2012 first quarter were 18.4% higher than in the 2011 first quarter. The higher growth in net premiums written compared to gross premiums written primarily reflects the non-renewal of certain retrocessional coverage on international property business. Net premiums earned in the 2012 first quarter were 5.5% higher than in the 2011 first quarter, reflecting changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2012 first quarter loss ratio reflected 7.4 points for current year catastrophic event activity, primarily related to U.S. storm activity, while the 2011 first quarter included 60.8 points of catastrophic activity, which was related to the Japanese earthquake and tsunami, New Zealand earthquake and other events. The 2012 first quarter loss ratio included 5.1 points related to the Costa Concordia and Elgin oil platform events while the 2011 first quarter loss ratio did not include substantial large non-catastrophic loss activity. Estimated net favorable development, before related adjustments, reduced the loss ratio by 22.1 points in the 2012 first quarter, compared to 19.2 points in the 2011 first quarter. The estimated net favorable development in the 2012 first quarter included better than expected claims emergence from property and other short tail lines and from casualty business across many underwriting years.

The underwriting expense ratio was 29.8% in the 2012 first quarter, compared to 30.3% in the 2011 first quarter. The acquisition expense ratio for the 2012 first quarter was 18.9%, compared to 20.9% for the 2011 first quarter. The comparison of the 2012 first quarter and 2011 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commission income. The other operating expense ratio in the 2012 first quarter reflected a higher level of incentive compensation costs related to better than expected experience on business written in prior underwriting years along with expenses related to new business opportunities.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2012	2011
Revenues
Net premiums written	$863,611	$764,278
Change in unearned premiums	(183,299)	(130,583)
Net premiums earned	680,312	633,695
Net investment income	74,297	88,307
Net realized gains	44,121	20,695

Other-than-temporary impairment losses	(1,031)	(3,258)
Less investment impairments recognized in other comprehensive income, before taxes	8	578
Net impairment losses recognized in earnings	(1,023)	(2,680)

Fee income	543	815
Equity in net income of investment funds accounted for using the equity method	24,826	29,673
Other income (loss)	(8,068)	4,567
Total revenues	815,008	775,072

Expenses
Losses and loss adjustment expenses	395,207	493,880
Acquisition expenses	118,962	108,754
Other operating expenses	106,472	102,882
Interest expense	7,521	7,721
Net foreign exchange losses	20,688	36,912
Total expenses	648,850	750,149

Income before income taxes	166,158	24,923

Income tax expense (benefit)	1,902	(550)

Net income	164,256	25,473

Preferred dividends	6,461	6,461

Net income available to common shareholders	$157,795	$19,012

Net income per common share
Basic	$1.18	$0.14
Diluted	$1.14	$0.14

Weighted average common shares and common share equivalents outstanding
Basic	133,954,623	133,499,241
Diluted	137,814,906	140,460,516

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2012	2011
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $8,989,350 and $9,165,438)	$9,221,145	$9,375,604
Short-term investments available for sale, at fair value (amortized cost: $1,110,944 and $909,121)	1,112,249	904,219
Investment of funds received under securities lending, at fair value (amortized cost: $42,174 and $48,577)	41,867	48,419
Equity securities available for sale, at fair value (cost: $295,242 and $299,058)	318,181	299,584
Other investments available for sale, at fair value (cost: $342,234 and $235,381)	357,992	238,111
Investments accounted for using the fair value option	500,283	366,903
TALF investments, at fair value (amortized cost: $297,301 and $373,040)	313,187	387,702
Investments accounted for using the equity method	347,273	380,507
Total investments	12,212,177	12,001,049

Cash	422,806	351,699
Accrued investment income	65,643	70,739
Investment in joint venture (cost: $100,000)	107,866	107,576
Fixed maturities and short-term investments pledged under securities lending, at fair value	50,813	56,393
Premiums receivable	700,137	501,563
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,849,603	1,851,584
Contractholder receivables	762,031	748,231
Prepaid reinsurance premiums	261,619	265,696
Deferred acquisition costs, net	261,467	227,884
Receivable for securities sold	621,560	462,891
Other assets	497,061	460,052
Total Assets	$17,812,783	$17,105,357

Liabilities
Reserve for losses and loss adjustment expenses	$8,511,323	$8,456,210
Unearned premiums	1,595,712	1,411,872
Reinsurance balances payable	137,791	133,866
Contractholder payables	762,031	748,231
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
TALF borrowings, at fair value (par: $241,005 and $310,868)	239,551	310,486
Securities lending payable	52,224	58,546
Payable for securities purchased	742,995	480,230
Other liabilities	531,700	513,842
Total Liabilities	12,973,327	12,513,283

Commitments and Contingencies

Shareholders’ Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 165,725,990 and 164,636,338)	552	549
Additional paid-in capital	170,694	161,419
Retained earnings	4,954,450	4,796,655
Accumulated other comprehensive income, net of deferred income tax	234,468	153,923
Common shares held in treasury, at cost (shares: 30,284,303 and 30,277,993)	(845,708)	(845,472)
Total Shareholders’ Equity	4,839,456	4,592,074
Total Liabilities and Shareholders’ Equity	$17,812,783	$17,105,357